EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Amended and Restated 2000 Employee Stock Purchase Plan, 2005 Equity Incentive Plan, and Amended and Restated 2005 Stock and Incentive Plan of our reports dated March 12, 2007 and March 17, 2006, with respect to the consolidated financial statements of Solexa, Inc. as of and for the years ended December 31, 2006 and 2005 included in Illumina, Inc.’s Current Report (Form 8-K) dated February 1, 2007 and July 19, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young llp
Palo Alto, California
November 7, 2007